SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 10, 2005

DUANE READE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-13843	05-0599589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

440 NINTH AVENUE NEW YORK, NY		10001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 273-5700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Other Events

The Registrant has been advised that the three member appraisal panel in the World Trade Center insurance claim litigation has reached a unanimous decision that the total amount of the business interruption loss suffered by the Registrant as a result of the events of September 11, 2001 is $50.6 million, including all interest adjustments.  The Registrant was also advised that the actual amount to be paid by the insurer to the Registrant should be reduced by approximately $9.9 million, which represents the amount that was previously paid to the Registrant in fiscal 2002.  The Registrant has been advised that a written award will be provided by the panel in the near future.

The panel’s award remains subject to the outcome of a separate appeal by the insurance carrier to the Second Circuit Court of Appeals regarding several matters related to this claim, and the policy’s coverage and the panel’s award itself may be subject to further litigation if and when the Registrant seeks to enforce it.  The calculation of the expected award amount by the panel is based on an interpretation of a legal test set forth in the opinion of the trial court, which interpretation is being challenged by the insurance carrier in the appeal.  The Registrant has been further advised that the written opinion of the panel will include calculations of the amount of the loss based on alternative interpretations of the legal test proposed by the insurance carrier that may apply if the trial court’s decision is overturned or modified.  Accordingly, given the risks and uncertainties inherent in litigation, there can be no definitive assurance that the Registrant will actually receive any or all of the panel’s appraised value of this claim.

It should be noted that any payment to the Registrant that might be forthcoming as a result of this claim may also result in the Registrant incurring additional expenses that are contingent upon the amount of such insurance claim settlement.  These expenses, if incurred, are not expected to exceed $6.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 10, 2005

DUANE READE HOLDINGS, INC.

	By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Senior Vice President and
Chief Financial Officer